EXHIBIT 99.0



FOR IMMEDIATE RELEASE                    CONTACT: Mattel, Inc.
July 22, 1999                            News Media      Investor Relations
                                         Glenn Bozarth   Jessica Fisher
                                         310-252-3521    310-252-2703



                     MATTEL SECOND QUARTER EARNINGS
              INCREASE 88 PERCENT TO $.15, BEFORE CHARGES
              -------------------------------------------


LOS ANGELES, July 22 - Mattel, Inc. (NYSE:MAT) today reported 1999 second quarter income before charges of $62.5 million, an 81 percent increase from last year's $34.6 million. Earnings per share for the quarter, before charges, were $.15, up 88 percent from $.08 per share in the 1998 quarter. Net sales were $1.04 billion, up 1 percent from $1.03 billion last year.

Mattel stated in April that it would incur a 1999 second quarter pre-tax charge, and today announced $345 million in charges related to integration, restructuring and other non-recurring costs.

For the first half of 1999, income before charges was $70.5 million or $.17 per share, more than double last year's $30.1 million or $.07 per share. Sales for the 1999 six months were equal with last year at $1.92 billion.

"Our growth in EPS reflects a continuing strong gross margin and a 190 basis point reduction in SG&A as a percent of sales, which clearly demonstrates that we are focused on profitability," Jill E. Barad, Mattel's chairman and chief executive officer, said. "Our volume growth was less than we originally projected, due in large part to a very difficult European environment. As a result, we saw sales decline 9 percent in our markets outside of the United States.

"Our U.S. business was up 5 percent in the quarter, driven by increases in Fisher-Price(R), American Girl(R), Mattel Media and The Learning Company," Barad said. "This was offset by a decrease in Entertainment and a small decline in Barbie(R) and Wheels, although shipping for both of them was up for the first six months.

"Our new Barbie products are fueling strong over-the-counter sales, as evidenced by a 9 percent increase in retail sales for the second quarter at our key accounts. And Barbie consumer takeaway has improved even more in the first two weeks of July," she said.


                            -more-



2-2-2-2-2



"U.S. Fisher-Price has made an excellent comeback, and Worldwide Wheels continues to be one of our fastest growing categories through the first half," she said. "Our Entertainment business will get a big boost with Disney and Pixar's much anticipated `Toy Story 2,' which now appears to be the #1 entertainment property of the second half.

"Our combined software business had exceptionally strong growth, exceeding $400 million in shipping in the first six months, and the X3 Computer Microscope from Intel(R)Play(TM) looks to be one of the most successful new technology products of the holiday season," Barad said. "And, as we expected, The Learning Company is producing above average growth in both revenue and margin, which was one of the reasons this merger made so much sense for Mattel.

"We are now well underway with the integration of TLC and the more efficient alignment of our $6 billion company," she said. The $345 million in charges announced today include approximately $75 million related to merger transaction costs, $40 million related to merger integration and $200 million associated with Mattel restructuring. These combined actions are expected to result in estimated cost savings of $50 million in 1999 and at least $400 million over the following three years. The $345 million in charges also includes an additional $16 million related to the October 1998 voluntary recall of the company's Power Wheels(R) vehicles and $14 million for environmental remediation.

"We remain firmly committed to delivering $1.50 in earnings per share for the year, before charges," Barad said. "We look forward to a strong second half, and have therefore resumed our share repurchase program after a suspension related to our merger with The Learning Company. We plan to buy back a total of 4 million shares this year."

Mattel is a worldwide leader in the design, manufacture and marketing of family products. With headquarters in El Segundo, California, Mattel has offices and facilities in 36 countries and sells its products in more than 150 nations throughout the world.



Note:

Forward-looking statements included in this release with respect to the financial condition, results of operations and business of the company, which include, but are not limited to sales levels, restructuring and integration charges, special charges, other non-recurring charges, cost savings, operating efficiencies and profitability, are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. These include without limitation:
the company's dependence on the timely development, introduction and customer acceptance of new products; significant changes in buying patterns of major customers; possible weaknesses of international markets; the impact of competition on revenues and margins; the company's ability to successfully integrate the operations of The Learning Company following its merger into the company; the effect of currency fluctuations on reportable income; unanticipated negative results of litigation, governmental proceedings or environmental matters; and other risks and uncertainties as may be detailed from time to time in the company's public announcements and SEC filings.

                            -###-


                                       MATTEL, INC. AND SUBSIDIARIES
                                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                           FOR THE                      FOR THE
                                                      THREE MONTHS ENDED            SIX MONTHS ENDED
                                                  -------------------------    -------------------------
                                                   June 30,       June 30,      June 30,       June 30,
(In thousands, except per share amounts)           1999 (a)       1998 (a)      1999 (a)       1998 (a)
----------------------------------------          ----------     ----------    ----------     ----------
Net Sales                                         $1,040,154     $1,033,509    $1,919,113     $1,918,009
  Cost of sales                                      527,653        524,269       968,115        968,881
                                                  ----------     ----------    ----------     ----------
Gross Profit                                         512,501        509,240       950,998        949,128

  Advertising and promotion expenses                 136,475        135,030       253,234        254,205
  Other selling and administrative expenses          245,134        263,402       504,628        505,494
  Charge for incomplete technology (b)                     -         16,826             -         56,826
  Restructuring and other charges (b)                345,000         20,887       348,889         36,117
  Other income, net                                   (3,961)        (7,922)       (7,999)       (10,069)
                                                  ----------     ----------    ----------     ----------
Operating (Loss) Profit Before Amortization         (210,147)        81,017      (147,754)       106,555
  Amortization of intangibles                         19,419         33,091        42,428         82,691
                                                  ----------     ----------    ----------     ----------
Operating (Loss) Profit                             (229,566)        47,926      (190,182)        23,864
  Interest expense                                    32,314         18,169        61,444         41,263
                                                  ----------     ----------    ----------     ----------
(Loss) Income Before Income Taxes                   (261,880)        29,757      (251,626)       (17,399)
  (Benefit) provision for income taxes               (57,546)        25,179       (52,341)        33,980
                                                  ----------     ----------    ----------     ----------
Net (Loss) Income                                   (204,334)         4,578      (199,285)       (51,379)
  Less: dividends on convertible preferred stock       1,990          1,990         3,980          3,980
                                                  ----------     ----------    ----------     ----------
Net (Loss) Income Applicable to Common Shares     $ (206,324)    $    2,588    $ (203,265)    $  (55,359)
                                                  ==========     ==========    ==========     ==========

   Net (Loss) Income Per Share - Basic (c)(d)     $    (0.50)    $     0.01    $    (0.50)    $    (0.15)
                                                  ==========     ==========    ==========     ==========
Average Number of Common Shares
  Outstanding - Basic (d)                            409,040        384,596       402,786        380,674
                                                  ==========     ==========    ==========     ==========

   Net (Loss) Income Per Share - Diluted (c)(d)   $    (0.50)    $     0.01    $    (0.50)    $    (0.15)
                                                  ==========     ==========    ==========     ==========

Average Number of Common and Common
  Equivalent Shares Outstanding - Diluted (d)        409,040        423,407       402,786        380,674
                                                  ==========     ==========    ==========     ==========


                                 MATTEL, INC. AND SUBSIDIARIES
                             CONDENSED CONSOLIDATED BALANCE SHEETS


                                                    June 30,       June 30,       Dec. 31,
(In thousands)                                      1999 (a)       1998 (a)       1998 (a)
--------------                                    -----------    -----------    -----------
ASSETS
  Cash                                            $    88,915    $   373,788    $   469,213
  Accounts receivable, net                          1,387,949      1,361,351      1,150,051
  Inventories                                         717,275        671,271        644,270
  Prepaid expenses and other current assets           416,654        349,476        371,772
                                                  -----------    -----------    -----------
    Total current assets                            2,610,793      2,755,886      2,635,306

  Property, plant and equipment, net                  736,474        645,471        763,121
  Other assets                                      1,729,537      1,076,803      1,748,958
                                                  -----------    -----------    -----------
    Total Assets                                  $ 5,076,804    $ 4,478,160    $ 5,147,385
                                                  ===========    ===========    ===========


LIABILITIES AND STOCKHOLDERS' EQUITY
  Short-term borrowings                           $   658,719    $   256,454    $   199,006
  Current portion of long-term liabilities            133,348         22,802         33,666
  Accounts payable and accrued liabilities            944,722        856,992      1,111,304
  Income taxes payable                                193,033        176,848        299,058
                                                  -----------    -----------    -----------
    Total current liabilities                       1,929,822      1,313,096      1,643,034

  Senior notes                                        500,955        290,955        600,955
  Medium-term notes                                   540,500        520,500        540,500
  Long-term debt                                       43,054         43,297         43,007
  Other long-term liabilities                         158,923        140,208        149,086
  Stockholders' equity                              1,903,550      2,170,104      2,170,803
                                                  -----------    -----------    -----------
    Total Liabilities and Stockholders' Equity    $ 5,076,804    $ 4,478,160    $ 5,147,385
                                                  ===========    ===========    ===========

(a) Consolidated results are restated for the May 1999 merger with The Learning Company.
(b) Represents nonrecurring charges of $267 million and $270 million, net of taxes, for integration, restructuring and other charges recorded in the second quarter and the first half of 1999, respectively.  Charges for the second quarter and the first half of 1998 represent restructuring and other nonrecurring charges of $30 million and $81 million, net of taxes, respectively.
(c) Income per share for the 1999 quarter, before the $0.65 per share effect of the nonrecurring charges, was $0.15 per share.  Income per share for the 1998 quarter, before the $0.07 per share effect of the nonrecurring charges, was $0.08 per share.
    Income per share for the six months ended June 1999, before the $0.67 per share effect of the nonrecurring charges, was $0.17 per share.  Income per share for the six months ended June 1998, before the $0.22 per share effect of the nonrecurring charges, was $0.07 per share.
(d) Share and per share data for all periods presented reflect the retroactive effect of shares issued pursuant to the merger with The Learning Company.
